CRACKER BARREL OLD COUNTRY STORE, INC.
                                    305 Hartmann Drive
                                 Lebanon, Tennessee 37087

                                     -----------------

                         Notice of Annual Meeting of Shareholders to be held on Tuesday, November 26, 1996

                                     -----------------

      Notice is hereby given that the Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc. (hereinafter called the "Company"), will be held at the offices of the Company located on Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 26, 1996 at 10:00 a.m., local time, for the following purposes:

      (1) To elect 13 directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;

      (2) To consider and vote upon the adoption of the Cracker Barrel Old Country Store Amended and Restated Stock Option Plan, to replace the Company's 1987 Stock Option Plan which will expire on June 25, 1997;

      (3) To approve the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year;

      (4) To consider and take action on a shareholder proposal requesting that the Compensation and Stock Option Committees link executive compensation to social issue;

      (5) To consider and take action on a shareholder proposal requesting that the Board of Directors prepare a report ascertaining the costs incurred by the Company due to the alleged "continuing controversy" regarding its policies towards gay men and lesbians;

      (6) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on September 30, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the meeting.


                                             By Order of the Board of Directors

                                             Michael J. Zylstra, Secretary


Lebanon, Tennessee
October 25, 1996

YOUR REPRESENTATION AT THE MEETING IS IMPORTANT.  TO ENSURE YOUR
REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE
ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

                         CRACKER BARREL OLD COUNTRY STORE, INC.
                                   305 Hartmann Drive
                                Lebanon, Tennessee 37087
                                  --------------------
                                     PROXY STATEMENT
                                  --------------------

      The accompanying proxy is solicited by and on behalf of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held on November 26, 1996, and any adjournment thereof, notice of which is attached hereto.

      This Proxy Statement and the Annual Report of the Company for the fiscal year ended August 2, 1996, have been mailed on or about October 25, 1996, to all shareholders of record on September 30, 1996.

      The purpose of the Annual Meeting is to elect thirteen directors; to consider and vote upon the adoption of the Cracker Barrel Old Country Store Amended and Restated Stock Option Plan, to replace the Company's 1987 Stock Option Plan which will expire on June 25, 1997; to approve the selection of Deloitte & Touche LLP as the Company's independent auditors for the next fiscal year; to vote on a shareholder proposal requesting that the Compensation and Stock Option Committees link executive compensation to social issues; and to vote on a shareholder proposal requesting that the Board of Directors prepare a report ascertaining the costs incurred by the Company due to the alleged "continuing controversy" regarding its policies towards gay men and lesbians.

      A shareholder of record who signs and returns a proxy in the accompanying form may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted for the election of all director nominees, the adoption of the Amended and Restated Stock Option Plan and the approval of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year. If no specification is made, such shares will be voted against the two proposals by shareholders.

      Directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting, at which a quorum is present. Assuming the existence of a quorum, all other proposals submitted to the shareholders shall be approved if the votes cast favoring the proposal exceed the votes cast opposing it. Abstentions will be counted as present for purposes of determining the existence of a quorum and for determining the total number of votes cast. Abstentions are disregarded in determining if a director receives a plurality of the votes cast or whether votes cast for a proposal exceed votes cast against it. Broker non-votes are disregarded for the purpose of determining the total number of votes cast with respect to a proposal.

      The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However if any other matter does come before the meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

      The Board of Directors has fixed the close of business on September 30, 1996, as the record date for the Annual Meeting. The Company's only class of securities is its Common Stock, $.50 par value per share. On September 30, 1996 the Company had outstanding 60,612,953 shares of Common Stock. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share so held, which may be given in person or by proxy authorized in writing.

      The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's officers or employees personally or by telephone or telegram. No officers or employees of the Company will receive additional compensation for soliciting proxies. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company retains Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of the Company's investor relations and other shareholder communications issues, for a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. may assist in the solicitation of proxies. See "Transactions with Management" below.

      The Company will continue its practice of holding the votes of all shareholders in confidence from Company directors, officers and employees except (i) to allow the independent inspectors of election to certify the results of the vote; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in case of a contested proxy solicitation; or (iv) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management. The Company will also continue, as it has in the past, to employ an independent tabulator to receive and tabulate the proxies, and independent inspectors of election to certify the results.

                            PROPOSAL 1. ELECTION OF DIRECTORS

      The Company's Bylaws provide that the Company's Board of Directors shall consist of not more than fifteen persons. The Board of Directors has resolved that the Board shall currently consist of thirteen persons. Proxies cannot be voted for a greater number of persons. The terms of all present directors will expire upon the election of new directors at the Annual Meeting. The Board of Directors proposes the election of the nominees listed below to serve until the next Annual Meeting and until their successors are duly elected and qualified. Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of all the nominees named below. If for any reason any nominee is unable to serve, the persons named in the proxy have advised that they will vote for such substitute nominee(s) as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any nominee will fail to be a candidate at the meeting, and therefore, does not at this time have any substitute nominees under consideration. Each nominee has consented to act as a director, if elected. The information relating to the thirteen nominees set forth below has been furnished to the Company by the individuals named. All of the nominees are presently directors of the Company and were elected at the Annual Meeting held on November 28, 1995.

      The Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the nominees listed below. Proxies, unless indicated to the contrary, will be voted "FOR" the listed nominees.


Name, Age, Position          First Became                 Business Experience
 with the Company             a Director               During the Past Five Years
 ________________             __________               __________________________
James C. Bradshaw, 65              1970             Practicing physician, Lebanon,
Director                                            Tennessee

Robert V. Dale, 60                 1986             President of Windy Hill Pet Food
Director                                            Company, Nashville, Tennessee since
                                                    March 1995; Partner in PFB
                                                    Partnership, Nashville, Tennessee
                                                    from August 1994 to March 1995;
                                                    President of Martha White Foods,
                                                    Inc., Nashville, Tennessee from
                                                    October 1985 to August 1994

Dan W. Evins, 61                   1970             Chairman and Chief Executive
Director, Chairman and Chief                        Officer of the Company; President
Executive Officer(1)                                of the Company until August 1995;
                                                    Member of Board of Directors of
                                                    Clayton Homes, Inc.

Edgar W. Evins, 64                 1970             Retired in June 1987; President,
Director(1)                                         DeKalb County Bank and Trust
                                                    Company, Alexandria, Tennessee
                                                    from 1958 until June 1987

William D. Heydel, 67              1970             Retired in 1987; for the previous
Director                                            five years, Tennessee manager of
                                                    American Family Life Assurance
                                                    Company, Nashville, Tennessee

Robert C. Hilton, 59               1981             Chairman, President and CEO of
Director                                            Home Technology Healthcare, Inc.
                                                    Nashville, Tennessee since October
                                                    1991

Charles E. Jones, Jr., 51          1981             President, Corporate Communications,
Director                                            Inc., a financial public relations
                                                    firm, Nashville, Tennessee

Charles T. Lowe, Jr., 64           1970             Retired in 1993; previously
Director                                            President of Travel World, Inc., a
                                                    travel agency, Lebanon, Tennessee

B. F. Lowery, 59                   1971             Attorney; President and Chairman,
Director                                            LoJac Companies, asphalt paving,
                                                    highway construction and building
                                                    materials supplier and contractor,
                                                    Lebanon, Tennessee

Ronald N. Magruder, 49             1995             President and Chief Operating
Director, President and                             Officer of the Company since August
Chief Operating Officer                             1995; Vice-Chairman of Darden
                                                    Restaurants from December 1994 to
                                                    August 1995; Executive Vice
                                                    President, General Mills Restaurants
                                                    and President of Olive Garden from
                                                    1987 to 1994.

Gordon L. Miller, 62               1974             Dentist, Lebanon, Tennessee
Director

Martha M. Mitchell, 56             1993             Senior Vice President (since
Director                                            January 1987) and Partner (since
                                                    January 1993) of Fleishman-Hillard,
                                                    a public relations firm, St. Louis,
                                                    Missouri

Jimmie D. White, 55                1993             Retired on December 11, 1995; Senior
Director                                            Vice President - Finance and
                                                    Chief Financial Officer of the
                                                    Company from 1985 to 1995

-------------------

(1) Dan W. Evins and Edgar W. Evins are brothers.

     The Company's Stock Option Committee is currently composed of Charles E. Jones, Jr., Robert C. Hilton and Martha M. Mitchell. This committee, which met once during the fiscal year ended August 2, 1996, is responsible for the administration of the Company's Incentive Stock Option Plan of 1982, its 1987 Stock Option Plan and its Amended and Restated Stock Option Plan.

     The Company's Audit Committee is currently composed of Robert C. Hilton, James C. Bradshaw, Robert V. Dale and James H. Stewart. This committee, which met three times during the fiscal year ended August 2, 1996, reviews the Company's internal accounting controls and systems, the results of the Company's annual audit and the Company's accounting policies and any change therein.

     The Company's Compensation Committee is composed of Robert V. Dale, Edgar
W. Evins, William D. Heydel, Robert C. Hilton, Charles E. Jones, Jr. and B. F. Lowery. This committee, which met once during the fiscal year ended August 2, 1996, reviews and recommends to the Board of Directors the salaries, bonuses and other cash compensation of the executive officers of the Company.

     During the fiscal year ended August 2, 1996, the Board of Directors held four meetings and the Executive Committee held eight meetings. No incumbent director attended fewer than 75 percent of the Board meetings in 1996. The Company's Executive Committee has all the duties and powers of the Board of Directors, subject to the general direction, approval and control of the Board. The Executive Committee is currently composed of Robert V. Dale, Dan W. Evins, Edgar W. Evins, William D. Heydel, Robert C. Hilton, Charles E. Jones, Jr.,
B. F. Lowery, and Ronald N. Magruder. The Executive Committee also reviews director nominees and makes recommendations to the Board of Directors prior to each annual meeting of shareholders. The Executive Committee will consider nominees recommended in writing by shareholders who submit such nominations to the Company prior to the deadline for shareholder proposals as further described under "Proposals of Shareholders" herein.

     The Company pays to each of its outside directors an annual retainer of $14,000 and $900 as a director's fee for each board meeting attended. Outside directors who are members of the Company's Executive Committee receive a fee of $900 for each such committee meeting attended. Fees of $800 for the Company's Audit Committee, Compensation Committee and Stock Option Committee are paid to committee members for each such committee meeting attended. The chairmen of these committees receive an additional fee of $400 for each committee meeting attended. All outside directors are reimbursed by the Company for out-of-pocket expenses incurred in connection with attendance at meetings. No fees are paid to directors who are also employees of the Company.

                            SECURITY OWNERSHIP OF MANAGEMENT

      The following information pertains to the Common Stock of the Company beneficially owned, directly or indirectly, by all directors and nominees and by all directors and officers as a group, as of September 30, 1996. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

                                    Amount and Nature of              Percent
Beneficial Owners                  Beneficial Ownership(1)            Of Class
_________________                  _______________________            ________
James C. Bradshaw                          545,719(2)                     *
Robert V. Dale                             104,728                        *
Dan W. Evins                               630,000                      1.0%
Edgar W. Evins                              69,157(3)                     *
William D. Heydel                          543,327(2)                     *
Robert C. Hilton                            99,299                        *
Charles E. Jones, Jr.                      102,761                        *
Charles T. Lowe, Jr.                       923,372(4)                   1.5%
B. F. Lowery                               240,125                        *
Ronald N. Magruder                         191,067                        *
Gordon L. Miller                           267,167                        *
Martha M. Mitchell                          41,872                        *
James H. Stewart                            66,734                        *
Jimmie D. White                             31,965                        *

All Officers and
Directors as a group
(26 persons)                             4,593,792                      7.0%

*Less than one percent

----------------------

(1) Includes the following shares which are not currently outstanding but which the named holders are entitled to receive within 60 days upon exercise of options:

            James C. Bradshaw                                      142,670
            Robert V. Dale                                          92,046
            Dan W. Evins                                           230,000
            Edgar W. Evins                                          66,734
            William D. Heydel                                      142,670
            Robert C. Hilton                                        92,046
            Charles E. Jones, Jr.                                   92,046
            Charles T. Lowe, Jr.                                    66,734
            B. F. Lowery                                           142,670
            Ronald N. Magruder                                     166,667
            Gordon L. Miller                                        66,734
            Martha M. Mitchell                                      41,422
            James H. Stewart                                        66,734
            Jimmie D. White                                             --

            All Officers and Directors as a group                2,043,407

      The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes shares owned jointly with wife, with whom voting and investment power is shared: Dr. Bradshaw 403,049 and Mr. Heydel 400,657.

(3) Includes 223 shares owned by Mr. Evins' wife in her SEP, for which voting and investment power is shared.

(4) Voting and investment power with respect to 43,491 shares is shared by Mr. Lowe and his wife, the owner of these shares.

                      REPORT OF THE COMPENSATION COMMITTEE AND THE
                     STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS
                                ON EXECUTIVE COMPENSATION

      The Company's compensation policies for its executive officers are administered by two committees of the Board of Directors - the Compensation Committee and the Stock Option Committee. All members of these committees are outside, non-employee directors.

      The primary components of executive compensation are base salary, bonus and longer-term incentives such as stock options. The Compensation Committee recommends to the Board of Directors the salaries and bonus plan for the executive officers. The Stock Option Committee administers the stock option plans pursuant to which employee stock options are granted.

Base Salary

      In setting the fiscal 1996 base salary for each executive officer the Compensation Committee reviewed the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility from a report prepared for the Company by independent executive compensation consultants. In addition, they considered the contribution made by each executive officer during fiscal 1995, as reported by the Chief Executive Officer, as well as salary recommendations from management for the executive officers other than the Chairman and Chief Executive Officer, Dan W. Evins. The Compensation Committee employed procedures similar to those used for each of the other executive officers to determine the fiscal 1996 salary for Dan W. Evins.

Bonus

      The Compensation Committee has established that the financial performance of the Company should be a significant factor in rewarding its executive officers. Therefore, in July of each year, the Compensation

Committee reviews the expected financial performance of the Company for the then-ending fiscal year and the internal budget established for the next fiscal year in setting the criteria for executive officer bonuses.

      The basic plan compensates executive officers on the basis of the amount of increase in the Company's pretax income over the previous fiscal year. If pretax income is equal to or less than that of the previous fiscal year, no bonuses are paid to any of the executive officers.

      For fiscal 1996, as in recent years, the plan provided for a bonus pool of 12% of the amount by which the current fiscal year's pretax income exceeded that of the previous fiscal year, plus an additional 2% of any amount in excess of the internally budgeted pretax income. The bonus pool was distributed by determining each officer's pro rata share of an aggregate bonus participation amount arrived at by multiplying each officer's salary by the bonus participation percent set by the Compensation Committee (60% for Mr. Evins, 48% for Mr. Magruder, 36% for senior officers, 24% for all other executive officers, and 16% for assistant officers). Bonuses earned for fiscal 1996, as a percent of total salary and bonuses, were 44% for Mr. Evins, 39% for Mr. Magruder, 37% for Senior Officers, 24% for all other executive officers and 17% for assistant officers.

      In fiscal year 1996, bonuses were distributed to the Company's officers in spite of a significant nonrecurring charge to earnings due to the closure of certain of the Company's stores, an event more fully described in the Company's 1996 Annual Report to Shareholders. The Board of Directors approved these bonuses, believing that to do so would be in the best interests of the Company, given that the bonus system is designed to encourage employees to perform at their highest level.

Stock Options

      In contrast to salary and bonus awards, which are generally for past work performance, stock options are based on future performance of stock price appreciation. They are granted at an exercise price which is equal to the closing market price of the Company's Common Stock on the day before the date of grant, and therefore have no value until the stock price increases.

      The Stock Option Committee has generally granted nonqualified stock options annually. In recent years, the Committee has extended option grants down into the organization as far as the top hourly level positions in the stores. See "Stock Option Plans" below.

Stock Performance Graph

      The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended August 2, 1996 compared with the Standard & Poor's 400 MidCap Index and a Total Return Index comprised of all NASDAQ companies with the same two digit SIC (Standard Industrial Classification) code as the Company.

                       1991     1992     1993     1994     1995     1996
________________________________________________________________________
Cracker Barrel Old
 Country Store, Inc.    100      148      172      154      139      141
NASDAQ                  100      127      148      135      152      142
S&P 400 MIDCAP          100      117      137      142      177      190
________________________________________________________________________
(1) Assumes that the value of the investment in the Company's Common Stock and each Index was $100 on August 2, 1991, and that all dividends were reinvested.

Summary Compensation Table

      The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 2, 1996.

                                                         Annual       Long Term
                                                      Compensation   Compensation
                                            _____________________ ___________________

                                                                 Securities
                                                                 Underlying Restricted  Other
                            Principal       Fiscal                 Options    Stock    Annual
    Name                    Position         Year Salary(1) Bonus  Granted  Awards(1) Comp.(2)
    ____                    ________         ____ _________ _____  _______  _________ ________
Dan W. Evins         Chairman of the Board  1996 $385,000 $299,330  40,000       --   $30,754
                     and Chief Executive    1995  385,000  661,495  40,000       --    28,541
                     Officer                1994  360,000  879,900  40,000       --    29,223

Ronald N. Magruder   President and Chief    1996  344,697  217,694 285,000 $656,000     1,740
                     Operating Officer      1995       --       --      --       --        --
                                            1994       --       --      --       --        --

Reginald M. Mudd     Senior Vice President/ 1996  210,000   97,962  25,000       --     7,266
                     Corner Market          1995  210,000  216,489  25,000       --     8,962
                                            1994  165,083  222,014  25,000       --     8,753

Michael A. Woodhouse Senior Vice President/ 1996  141,667  110,000  25,000   93,750    10,310
                     Finance and Chief      1995       --       --      --       --        --
                     Financial Officer      1994       --       --      --       --        --

Richard G. Parsons   Senior Vice President/ 1996  155,000   48,204  12,000       --     7,522
                     Merchandising          1995  155,000  106,526  12,000       --     7,596
                                            1994  134,000  131,021  12,000       --     8,506


(1) On August 7, 1995, the effective date of Mr. Magruder's employment with the Company, he received a restricted stock award of thirty-two thousand (32,000) shares worth $656,000 based on the value of the Company's Common Stock on July 5, 1995. The shares vest at a rate of 20% per annum, and based on the value of the Company's Common Stock at the end of fiscal 1996, were worth $704,000. On December 11, 1995, the effective date of Mr. Woodhouse's employment with the Company, he received a restricted stock award of five thousand (5,000) shares worth $93,750 based on the value of the Company's Common Stock on December 8, 1995. These shares vest at a rate of 20% per annum, and based on the value of the Company's Common Stock at the end of fiscal 1996, were worth $110,000. No dividends will be paid on these restrictive shares until such time as the shares actually vest.

(2) Includes premiums paid on Life and Disability insurance for coverage above that is available to all salaried employees and the Company's contributions to 401(k) Employee Savings Plan.

Options Granted During Fiscal Year Ended August 2, 1996

      The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers during the fiscal year ended August 2, 1996.

                               Individual Grants (1)
                   _______________________________________________
                                                                   Potential Realizable Value
                              Percent of                            at Assumed Annual Rates
                             Total Options                                of Stock Price
                               Granted to   Exercise or               Appreciation for Option
                   # Options  Employees in  Base Price  Expiration          Term (2)
                                                                      _______________________
        Name        Granted   Fiscal Year    $/Share       Date            5%         10%
        ____        _______   ___________    _______       ____            __         ___
Dan W. Evins         40,000       2.8%       $19.125      12-07-05    $  481,104   $1,219,213

Ronald N. Magruder  250,000      17.3%        20.625      08-07-05     3,242,738    8,217,735
                     35,000       2.4%        19.125      12-07-05       420,966    1,066,811

Reginald M. Mudd     25,000       1.7%        19.125      12-07-05       300,690      762,008

Michael A. Woodhouse 25,000       1.7%        18.750      12-11-05       294,794      747,067

Richard M. Parsons   12,000       0.8%        19.125      12-07-05       144,331      365,764


(1) The exercise price of the options granted is equal to the closing market price of the Company's Common Stock on the day before the date of grant. Options are exercisable as to not more than one-third of the total number of shares under the option during each twelve-month period following one year from the date of grant for all options granted during the fiscal year ended August 2, 1996, except the option for 250,000 shares granted to Ronald N. Magruder on August 7, 1995, which is exercisable as to not more than one-third of the total number of shares under the option during each twelve-month period immediately following the date of the grant. To the extent any optionee does not exercise an option as to all shares for which the option was exercisable during any twelve-month period, the balance of the unexercised option shall accumulate and the option will be exercisable with respect to such shares. Options expire ten years from the date of the grant.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of the term of these options, using 5 percent and 10 percent appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of years or termination of the options following termination of employment.

Option Exercises and Fiscal Year End Values

      There were no options exercised during the fiscal year ended August 2, 1996 by the named executive officers. The following table sets forth the number and value of unexercised options held by such executive officers at fiscal year end.

                                                               Value of Unexercised
                           Number of Unexercised               In-the-Money Options
                             Options at FY-End                     at FY-End (1)
                             _________________                     _____________
                       Exercisable     Unexercisable       Exercisable     Unexercisable
                       ___________     _____________       ___________     _____________
Dan W. Evins             216,667           53,333          $  485,000        $115,000

Ronald N. Magruder        83,333          201,667             114,583         329,792

Reginald M. Mudd         167,667           33,333           1,407,750          71,875

Michael A. Woodhouse           0           25,000                   0          81,250

Richard M. Parsons       180,780           16,000           2,076,226          34,500


(1) The last trade of the Company's Common Stock as reported by NASDAQ on August 2, 1996 was $22.00 and was used in calculating the value of unexercised options.

Executive Employment Agreements

       An employment agreement has been granted to Dan W. Evins (Chairman of the Board and Chief Executive Officer) which, upon the occurrence of certain events, authorize a severance payment approximately equal to three times his annual salary rate in effect on the date of termination.

      Under the agreement, Mr. Evins may terminate his employment and receive the three-year severance payment if there is a "change in control of the Company" (as defined in the Agreement), accompanied by: (1) a decrease in the Executive's base salary or bonus percentage; or (2) a reduction in the importance of the Executive's job responsibilities; or (3) a geographical relocation of the Executive without his consent. The three-year severance payment shall also be made to the Executive if the Company breaches the terms of the Agreement. Additionally, the Agreement describes the Executive's rights to compensation should his employment be terminated or suspended due to death, disability, poor performance or wrongful activities. Although not intended primarily as a standard employment contract, the Agreement does provide for payment to the Executive of a specified annual salary which shall not be decreased, and which may be increased from time to time. This agreement does not preclude the Executive from participating in any other Company benefit plans or arrangements.

      Effective August 7, 1995, the Company employed Mr. Ron Magruder as its Chief Operating Officer. On the date he signed his offer of employment, July 5, 1995, he was awarded an option under the 1987 Stock Option Plan for two hundred fifty thousand (250,000) shares of Company Common Stock at the market closing price ont he previous day. These options vest at a rate of one-third each year and expire ten (10) years from the date of grant. Further, to make up for Mr. Magruder's lost interests in non-vested options in the stock of his former employer, the company provided him thirty-two thousand (32,000) shares of restricted Common Stock which vests at twenty percent (20%) each year. If Mr. Magruder's employment is involuntarily terminated for performance rather than for cause, the Company will provide him a severance package consisting of one year's base salary and estimated bonus, as well as six hundred thousand dollars ($600,000), which decreases by twenty percent (20%) per year from the date of employment. Mr. Magruder was also provided with funds to pay for his relocation to Tennessee, which accrued in the amount of $24,212 in fiscal 1996.

      Effective December 11, 1995, the Company employed Mr. Michael Woodhouse as Senior Vice President of Finance and Chief Financial Officer. He was guaranteed a first year's minimum bonus of fifty percent (50%) of his two hundred twenty thousand ($220,000) base salary. Any additional bonus available to him over that amount would assume his start date was the first day of the Company's fiscal year. Mr. Woodhouse was granted an option under the 1987 Stock Option Plan for twenty-five thousand (25,000) shares of Company Common Stock on his start date, with the option vesting at a rate of one-third each year following one year from the grant date and expiring ten
(10) years after the date of grant. If Mr. Woodhouse is involuntarily terminated within his first year of employment for any reason other than misconduct, the Company will pay him severance equal to his annual base salary, to be paid at regular pay periods for one year. Further, to help make up Mr. Woodhouse's loss on non-vested options obtained from his former employer, the Company agreed to grant him five thousand (5,000) shares of restricted Common Stock which will vest at a rate of twenty percent (20%) per year. Additionally, the Company provided Mr. Woodhouse funds to pay for his relocation to Tennessee, which accrued in the amount of $17,134 in fiscal 1996.

Stock Option Plans

      On February 25, 1982, the Company's Board of Directors adopted an incentive stock option plan, which was subsequently approved by the shareholders of the Company on November 23, 1982. The 1982 Plan authorized the Stock Option Committee to issue options to certain key employees for 2,475,095 shares of the Company's Common Stock which were all granted prior to adoption of the 1987 Plan. In 1986, Congress adopted the Tax Reform Act of 1986, and in response to the 1986 Code amendments, the Company's Board of Directors voted to discontinue the 1982 Plan and adopt in its place the 1987 Stock Option Plan. The shareholders adopted the 1987 Plan at the 1987 annual meeting of shareholders.

      The 1987 Plan, like the 1982 Plan is administered by the Stock Option Committee (the "Committee"). Members of the Committee are appointed by the Board and consist of members of the Board. The Committee is authorized to determine, at time periods within its discretion and subject to the direction of the Board, which key employees shall be granted options, the number of shares covered by the options granted to each, and within applicable limits, the terms and provisions relating to the exercise of such options.

      The Committee is currently authorized to grant options to purchase an aggregate of 11,550,607 shares of the Company's Common Stock under the 1987 Plan. Options may be granted only to key executive personnel and other employees who hold responsible positions with the Company. The Committee may impose on the option, or the exercise thereof, such restrictions as it deems reasonable and which are within the restrictions authorized by the 1987 Plan.

      The option price per share under the 1987 Plan must be at least 100% of the fair market value of a share of the Company's Common Stock on the day next preceding the day the option is granted and options must be exercised not later than ten years after the date on which granted.

      During Fiscal 1996, the aggregate number of shares subject to options granted was 1,448,600 including 511,000 shares granted to the Company's executive officers as a group, including the individuals named in the Summary Compensation Table. These options were granted at various prices ranging from $17.50 to $20.625 per share. These options were granted pursuant to the 1987 Plan and are exercisable as to not more than one-third of the total number of shares under the option during each twelve-month period following one year from the date of the granting of the option except for the 250,000 shares granted to Mr. Magruder which are exercisable as to not more than one-third of the total number of shares under the option during each twelve-month period immediately following the date of the grant. To the extent, however, any optionee does not exercise an option as to all shares for which the option was exercisable during any twelve-month period, the balance of unexercised options shall accumulate and the option will be exercisable with respect to such shares. The aggregate number of shares exercised during Fiscal 1996 was 551,682, including 484,041 exercised by the Company's executive officers as a group. The net value of shares (market value less option exercise price) or cash realized upon exercise of options was $6,402,584 in the aggregate, including $5,899,070 relating to options exercised by the Company's executive officers as a group.

      In 1989, the directors and shareholders of the Company adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"). The total number of shares of Common Stock issuable upon the exercise of all options granted under the 1989 Plan will not exceed in the aggregate 1,518,750 shares. Under the 1989 Plan, all non-employee directors of the Company automatically receive an annual stock option grant for 25,312 shares of the Company's Common Stock. However, there are no more shares available to be granted due to the overall 1989 Plan limit.

      1989 Plan stock options become exercisable six (6) months after the date of grant. The stock options are granted at an exercise price equal to the fair market value of the underlying stock on the date of grant and have no expiration date. Mr. Dale exercised 50,624 shares in Fiscal 1996 under the Plan. The net value from his options exercised (market value less option exercise price) was $862,639.

Employee Savings Plans

401(k) Employee Savings Plan - The Company has an Employee Savings Plan (the "Plan") which provides for retirement benefits for employees. The Plan is qualified under Section 401(k) of the Internal Revenue Code. Generally, all employees of the Company who have completed one year of service with the Company, who have worked in excess of 1,000 hours with the Company and who have reached the age of twenty-one (21), are eligible to participate in the Plan. Eligible employees may elect to participate in the Plan as of the beginning of each calendar quarter. Each eligible employee who chooses to participate in the Plan may elect to have up to sixteen percent (16%) (not to exceed $9,500 in calendar 1996) of their compensation contributed to the Plan. The Company matches twenty-five percent (25%) of employee contributions for each participant up to 6% of the employee's compensation. In addition to the above limits, employee contributions and the Company match for highly compensated participants are limited by a special annual nondiscrimination test imposed under Section 401(k) of the Internal Revenue Code. This test uses the percentages of compensation contributed by and matched for rank and file participants to limit the contributions of and Company match for highly compensated participants.

      Participants in the Plan have a fully vested interest in their Plan contributions. A participant's interest in Company contributions begins to vest one (1) year from the date of employment and continues to vest at the rate of twenty percent (20%) per year until fully vested.

      Generally participants may not withdraw either their contributions or their vested interest in Company matching contributions prior to retirement or termination of their employment with the Company. Limited hardship withdrawals are tightly controlled by the provisions of the Plan and the Internal Revenue Code.

Deferred Compensation Plan - Effective January 1, 1994, the Company's Board of Directors adopted a Deferred Compensation Plan to provide retirement and incidental benefits for certain executive employees and outside directors of the Company. At the beginning of each calendar year, participants in this plan may make an election to defer a portion of their compensation. Interest is credited to each participant's account quarterly at a rate equal to the ten-year Treasury Bill rate in effect as of the beginning of the quarter, plus 1.5%. The total interest credited to all participants' accounts during fiscal 1996 was $29,318.

Non-Qualified Savings Plan - On December 21, 1995, the Company's Board of Directors adopted a Non-Qualified Savings Plan (the "Savings Plan") which became effective January 1, 1996. The Savings Plan is intended primarily to encourage savings on the part of a small group of management and highly compensated Company employees that typically receive refunds from the

Company's 401(k) Employee Savings Plan due to the special annual nondiscrimination test imposed under Section 401(k) of the Internal Revenue Code. In the discretion of the Company's Compensation Committee, other Company employees may participate in the Savings Plan as well.
Fundamentally, the Savings Plan allows participants to annually defer from 1% to 50% of their salary and bonus. Employee contributions are placed in a Company Trust and invested in a selection of mutual funds. The Company may in its discretion match employee contributions for each participant up to 6% of the employee's salary and bonus. Currently there is no Company matching contribution. Employees are at all times fully vested in their savings contributions, but only become vested in any Company match in increments of 20% per year.

                          OTHER TRANSACTIONS AND RELATIONSHIPS

      The Company leases its stores in Clarksville, Tennessee and Macon, Georgia from B. F. Lowery, a director of the Company. Under the terms of an August 1981 agreement, Mr. Lowery purchased the land, constructed the restaurant buildings and facilities to the Company's specifications and leased the stores to the Company for a fifteen-year term. The annual rental for the Macon store is the greater of (i) 12% of the total initial cost of the land, buildings and improvements or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales. The annual rental for the Clarksville store is the greater of (i) 12% of the total initial cost of the land, building and improvements or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales, provided the total of such percentages exceeds $65,000. Taxes, insurance and maintenance are paid by the Company. The Company has options to extend the Clarksville and Macon leases for up to 20 years. During the fiscal year ended August 2, 1996, the Company paid a total of $326,708 in lease payments to Mr. Lowery. During the fiscal year ended August 2, 1996, the Company also paid $75,000 as a retainer to Mr. Lowery for corporate legal services.

      The Company uses the services of Corporate Communications, Inc., a financial public relations firm in Nashville, Tennessee, of which Charles E. Jones, Jr., a director of the Company, is president and the major shareholder. During the past fiscal year, the Company paid $24,000 to Corporate Communications for services and $422,475 for reimbursement of direct expenses including preparation, distribution and design of the Company's annual report, proxy materials, and quarterly reports.

      The foregoing transactions were negotiated by the Company on an arms-length basis, and management believes that such transactions are fair and reasonable and on terms no less favorable than those which could be obtained from unaffiliated parties.

                   PROPOSAL 2. APPROVAL AND ADOPTION OF AMENDMENTS TO
                           AND A RESTATEMENT OF THE COMPANY'S
                                  1987 STOCK OPTION PLAN

                                   AMENDED PLAN SUMMARY

      The Company's existing 1987 Stock Option Plan (the "1987 Plan"), approved by the Company's shareholders on November 24, 1987, will expire on June 25, 1997. The Company's Board of Directors proposes that the 1987 Plan be amended and that it be retitled the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan (the "New Plan"). The Board of Directors approved the adoption of the New Plan on August 29, 1996. The primary changes embodied in the New Plan will be: (1) to allow flexibility to extend the duration of certain options under the New Plan; (2) to modify the option terms of certain retired, terminated, disabled or deceased optionees; (3) to make only non-qualified options available for grant under the New Plan; (4) to allow for the possibility of transferability and assignability of options under the New Plan; and (5) to ensure continued compliance with Section 16 of the Securities Exchange Act of 1934, particularly Rule 16b-3, in light of recent amendments to the rules promulgated by the Securities and Exchange Commission. With the exception of the aforementioned items, the New Plan will be substantially the same as the 1987 Plan. The following is a fuller description of the proposed revisions to the 1987 Plan. The full text of the New Plan as it is proposed for amendment and restatement is included in this Proxy Statement as Exhibit A, and this summary is qualified in its entirety by reference to Exhibit A.

      All options previously granted to employees under the 1987 Plan which remain outstanding as of the adoption of the New Plan shall be subject to all terms and conditions of the New Plan. If the terms and conditions of any stock option agreements granted prior to the adoption of the New Plan are different from the New Plan, the terms and conditions contained in such option agreements shall remain effective. The total number of shares of the Company's Common Stock covered by the New Plan is 14,025,702 shares. Eligibility requirements remain unchanged under the New Plan and provisions contained in the 1987 Plan concerning acceleration of options upon certain capital adjustments or reorganizations and changes in company control will remain substantially unchanged.

      Duration of Options: The 1987 Plan as now in effect also provides that each option agreement delivered to an optionee will specify the period for which an option is granted, but in no event may the option period exceed ten years. The New Plan allows the Stock Option Committee the discretion to determine the option period without limitation on the length of the period. Accordingly, options under the New Plan may be granted for periods in excess of ten years.

      Termination, Disability, Death and Retirement: The New Plan contains certain new option terms, which will become effective if the Plan is adopted, pertaining to the exercise of options by optionees whose employment with the Company has terminated. With respect to the exercise of options upon the death or disability of an optionee, the 1987 Plan and the New Plan both provide that if an optionee dies while in the employ of the Company or within 90 days after termination of employment with the Company or a Subsidiary or such optionee become disabled, the option, to the extent exercisable, can be exercised for a period of one year after the date of death, but in no event later than the expiration date of the option. In the event of termination of employment for reasons other than death or disability, optionees under the 1987 Plan were permitted to exercise options, to the extent optionees were entitled to do so at the date of termination, for a period of 90 days after the date of termination, but in no event later than the option expiration date. The New Plan distinguishes between the termination of employment for Just Cause, as defined in the Plan, and otherwise. If termination of employment is not for Just Cause, the optionees' entitlement to exercise the option remains as set forth in the 1987 Plan, which allows the optionee 90 days to exercise all options such optionee was entitled to exercise at the date of termination. However, options granted pursuant to the New Plan are not subject to accelerated vesting. Termination of an optionee for Just
Cause results in the immediate termination of such optionee's options.   The
Plan also adds a new term specifically providing for the exercise of option upon retirement from the Company. The 1987 Plan makes no specific provision for the exercise of options upon retirement. Under the New plan, "retirement" is defined to mean the termination by an employee of his or her employment relationship with the company once the employee reaches the age of 55 and has 7 or more years of tenure with the Company. Upon retirement, optionees have the right to exercise their options at any time during the remaining life of the option, to the extent they were entitled to do so at the date of the termination, but in no event later than the expiration date of the option.

      Tax Consequences - Non-Qualified Options: At present, the 1987 Plan provides for the grant of either nonqualified options or incentive stock options (as those terms are defined for the purposes of the Internal Revenue Code of 1986, as amended) to employees at the discretion of the Stock Option Committee. All options granted under the New Plan will thus be nonqualified options for tax purposes. In this regard, gain taxable as ordinary income to the optionee is generally deemed to be recognized at the date of exercise of a nonqualified option with the amount of gain on each share being the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax deductible expense to the Company at the time of exercise. Any appreciation in the value of the stock after the date of exercise is considered as long or short-term capital gain, depending on the length of time the stock is held by the optionee prior to the time of its sale.

      Transferability of Options: The transferability term of the options has been revised under the New Plan. Under the 1987 Plan, options are not assignable or transferable by the optionee, except by will or by the laws of descent and distribution; and during the lifetime of the optionee, an option may only be exercised by the holder of an option. The New Plan provides, in addition to the optionees' ability to transfer options by will or by descent and distribution, that the Committee has the discretion to determine whether options may be assigned or transferred.

      Exercise Price: The exercise price of all options granted under the Plan will continue to be 100% of fair market value of the Company's Common Stock on the date of grant. On September 30, 1996, the closing price of the Company's Common Stock as reported by NASDAQ was $22.75 per share.

      The following table provides information as to options granted by the Board of Directors pursuant to the Amended and Restated Stock Option Plan since its adoption on August 29, 1996 through the Company's record date of September 30, 1996. The dollar value is based on the closing price of the Company's Common Stock as reported by NASDAQ on September 30, 1996 of $22.75 per share less the exercise price per share.

                            Amended and Restated Stock Option Plan

                                                       Total          Total Number
       Name and Position                            Dollar Value (1)  of Shares (2)
       _________________                            ________________  _____________
Dan E. Evins - Chairman and Chief Executive Officer            --           40,000

Ronald N. Magruder - President and Chief Operating Officer     --           35,000

Reginald M. Mudd - Senior Vice President/Corner Market         --               --

Michael A. Woodhouse - Senior Vice President/Finance and
  Chief Financial Officer                                      --           25,000

Richard G. Parsons - Senior Vice President/Merchandising       --           20,000

As of September 30, 1996 All Executive Officers as a Group
  (13 Persons)                                                 --          232,000

All Employees Not Executive Officers as a Group
  (5,913 Persons)                                              --        1,057,900

(1) Total dollar value calculation assumes all options granted are 100% vested. Members of the Company's Board of Directors who are not employees of the Company are not eligible to receive option grants under this plan. These options have no value since the closing price on September 30, 1996 was lower than the exercise price.

(2) Options are exercisable as to not more than one-third of the total number of shares under the option during each twelve-month period following one year from the time of grant. Therefore, no shares are currently vested under these grants.

      The proposal to approve and adopt the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan is contained in the following resolution which will be submitted to the shareholders for adoption at the

Annual Meeting in accordance with the requirements of the 1987 Plan, Nasdaq-NMS and Rule 16b-3 of the Securities and Exchange Commission:

      RESOLVED, that the Cracker Barrel Old Country Store, Inc. 1987 Stock Option Plan be, and it hereby is, amended to be the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan and to further read in its entirety as set forth in Exhibit A to the Proxy Statement relating to this Annual Meeting on Shareholders.

      For adoption of this proposal, the votes cast favoring the proposal must exceed the votes cast opposing it. The Board of Directors recommends that shareholders vote "FOR" the proposal. Proxies, unless indicated to the contrary, will be voted "FOR" the proposal.

                     PROPOSAL 3. APPROVAL OF APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the 1997 fiscal year, subject to shareholder approval. Deloitte & Touche LLP have served as the Company's independent auditors since the fiscal year ended July 31, 1973. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative so desires, and will be available to respond to appropriate questions.

      For adoption of this proposal, the votes cast favoring the proposal must exceed the votes cast opposing it. The Board of Directors recommends that shareholders vote "FOR" the proposal. Proxies, unless indicated to the contrary, will be voted "FOR" the proposal.

                            PROPOSAL 4. SHAREHOLDER PROPOSAL

      The Sisters of Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY, has stated that it is the beneficial owner of 2,000 shares of the Common Stock of the Company, The New York City Employees' Retirement System, Office of Comptroller, Municipal Building, New York, NY, has stated that it is the beneficial owner of 1,000 shares of the Common Stock of the Company, and The First Unitarian Universalist Church of Ann Arbor, 1917 Washtenaw, Ann Arbor, MI, has stated that it is the beneficial owner of 150 shares of the Common Stock of the Company, and has informed the Company that it intends to present the following proposal at the meeting:

      WHEREAS, recruitment of employees from the widest possible talent pool available can help promote efficiency in corporate operations,

      WHEREAS, hiring policies based on non-job related criteria can lead to less efficient operations, and

      WHEREAS, lower efficiency in corporate operations can in turn lead to a loss in shareholder value,

      RESOLVED, that Shareholders hereby request that the compensation and stock option committees in determining levels of executive compensation, consider corporate progress toward developing management policies to recruit workers from the broadest possible talent pool, without regard to race, color, creed, gender, age, or sexual orientation.

For adoption of this proposal, the votes cast favoring it must exceed the votes cast opposing it. The Board of Directors recommends a vote "AGAINST" this proposal for the reasons cited below. Proxies, unless indicated to the contrary, will be voted "AGAINST" the proposal.

                                 The Company's Position

     The Company's compensation policies for its executive officers are administered by two committees of the Board of Directors - the Compensation Committee and the Stock Option Committee. To help ensure impartiality, the members of these committees are outside, non-employee directors. In addition, a survey prepared by Alexander and Alexander, Inc. is used to review the Company's executive salaries and bonuses in relation to those of other selected companies in the restaurant and food service industry. The Board of Directors believes that these means of setting executive compensation address overall job performance and serve to enhance company profitability and shareholder value. While an executive's ability to recruit the most capable workers, from whatever sector of society, is certainly an asset which may be considered in the compensation evaluation process, the Board does not feel that social issues should be specifically singled out for separate consideration in setting executive compensation.

     The Board of Directors for these reasons, recommends a vote "AGAINST" this shareholder proposal.

                            PROPOSAL 5. SHAREHOLDER PROPOSAL

    Mr. Carl R. Owens, P.O. Box 8233, Atlanta, Georgia, states that he is the owner of at least $1,000 worth of the Common Stock of the Company, and has informed the Company that he intends to present the following proposal at the meeting:

    Whereas, Cracker Barrel Old Country Store, Inc., has been involved in serious controversy over the last four years relating to its policies towards gay men and lesbians and

    Whereas, this controversy has led to negative publicity, boycotts, demonstrations, and legal actions, and

    Whereas, the Company stated in legal papers that aspects of this controversy have caused "substantial damages" to the Company,

    Therefore, be it resolved that the shareholders request that the Board appoint a committee to ascertain the costs to the Company caused by this continuing controversy, and that a report on that cost be prepared and made available to shareholders no later than June 1, 1997. This report shall be prepared at a reasonable cost and should contain no proprietary information.

                                  Supporting Statement

    The continuing dispute over the Company's policies towards the gay and lesbian communities is a serious distraction and drains on management time. We feel that the time has come for the Board to thoroughly re-examine the Company's policies in this area with a view towards change leading to the protection of human rights for all. Please vote your proxy FOR these concerns.

For adoption of this proposal, the votes cast favoring it must exceed the votes cast opposing it. The Board of Directors recommends a vote "AGAINST" this proposal for the reasons cited below. Proxies, unless indicated to the contrary, will be voted "AGAINST" the proposal.

                                 The Company's Position

    In each of the past three years, Mr. Owens has submitted a proposal requesting that the Board of Directors of the Company reflect the races, genders and sexual orientations of the Stockholders of the Company. His proposals have been soundly defeated each year.

     This year Mr. Owens' proposal again requests that a committee of the Company's Board of Directors prepare a report ascertaining costs associated with the Company's alleged "continuing controversy" concerning gay and lesbian issues. The events surrounding the "continuing controversy" to which Mr. Owens apparently refers, happened in January 1991. As Cracker Barrel has publicly stated on many occasions, it is an equal opportunity employer, and it adheres to the letter and spirit of the law regarding non-discrimination in the workplace.

    Your management is convinced that Mr. Owens is more interested in gay and lesbian concerns as social issues than in any economic effect his concerns may have on your Company, and that he is using the Company's proxy as a forum to promote his ideas.

    The Board of Director's believes that Mr. Owens' proposal itself would create unnecessary expense for the Company and that neither management nor stockholders would gain any meaningful information from the preparation of the report he proposes. Thus, the Board of Directors believes no further consideration of Mr. Owens' proposal is warranted.

    The Board of Directors, for these reasons, recommends a vote "AGAINST" this shareholder proposal.

                                PROPOSALS OF SHAREHOLDERS

    Shareholders intending to submit proposals for presentation at the 1997 Annual Meeting of Shareholders of the Company and inclusion in the Proxy Statement and form of proxy for such meeting should forward their proposals to Dan W. Evins, Chief Executive Officer, Cracker Barrel Old Country Store, Inc., P.O. Box 787, Hartmann Drive, Lebanon, Tennessee 37088-0787. Proposals must be in writing and must be received by the Company prior to June 27, 1997. Proposals should be sent to the Company by certified mail, return receipt requested.

                         ANNUAL REPORT AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for fiscal 1996 is being mailed to each shareholder herewith. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND A LIST OF ALL EXHIBITS THERETO WILL BE SUPPLIED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE COMPANY,
ATTENTION: CORPORATE SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 305 HARTMANN DRIVE, LEBANON, TENNESSEE 37087. EXHIBITS TO THE FORM 10-K ARE AVAILABLE FOR A REASONABLE FEE.

                                       EXHIBIT "A"

                         CRACKER BARREL OLD COUNTRY STORE, INC.

                         AMENDED AND RESTATED STOCK OPTION PLAN

    1. Name and Purpose. The purpose of this Plan, which shall be known as the "Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan" is to amend and restate the Cracker Barrel Old Country Store, Inc. 1987 Stock Option Plan to bring that plan and all options heretofore granted or hereafter granted into full compliance with the conditions set forth in Regulation Section 240.16b-3 of the rules promulgated under the Securities Exchange Act of 1934 as amended effective August 15, 1996 and to provide a means whereby Cracker Barrel Old Country Store, Inc. (the "Company") may, through the grant of Options to purchase Common Stock of the Company and of any Subsidiary, attract and retain qualified individuals (including officers and directors who are also employees) and motivate such employees to exert their best efforts on behalf of the Company and any Subsidiary.

    2. Definitions. For purposes of this Plan, the following terms when capitalized shall have the meaning designated herein unless a different meaning is plainly required by the context. Where applicable, the masculine pronoun shall mean or include the feminine and the singular shall include the plural:

            (a)   "Board" shall mean the Board of Directors of the Company.

            (b) "Common Stock" shall mean Common Stock of the Company having a par value of 50/100 ($.50) dollars.

            (c) "Disability" shall mean disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code.

            (d) "Effective Date" shall mean the date on which this Plan, in its present form, shall become effective, as provided in Paragraph 16 below.

            (e) "Fair Market Value" of the Common Stock of the Company shall be the last reported sale price of such Common Stock as reported by The
Nasdaq National Market ("Nasdaq") on the day preceding the day of the grant of the Option, and if such date is not a trading day, then the last reported sale price of the last trading day immediately preceding the day of the grant of the Option.

            (f) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

            (g) "Option" shall mean a stock option granted pursuant to the Plan.

            (h) "Optionee" shall mean any employee who receives Options granted under this Plan as well as the holder of any Options granted under this Plan prior to the Effective Date.

            (i) "Parent" shall mean a parent corporation as defined in Section 425(e) and (g) of the Internal Revenue Code.

            (j) "Plan" shall mean the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan.

            (k) "Retirement" shall mean an employee who terminates his employment relationship with the Company at such time when such employee's age is at least 55 years, and the employee has 7 years tenure with the Company or longer. Retirement specifically excludes severance agreements with the Company or termination for Just Cause.

            (l) "Shareholders" shall mean the holders of the outstanding shares of the Company's Common Stock.

            (m) "Subsidiary" shall mean an affiliated employer during any period that 50% or more of its common stock or, in the case of a partnership, 50% or more of the capital interest thereof is owned directly or indirectly by the Company or during any period that it is a member with the Company in a controlled group of corporations or is otherwise under common control with the Company within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

            (n) "Just Cause" shall mean matters which, in the judgment of the Committee, constitute any one or more of the following:

                  (i)   Intoxication while on duty.

                  (ii) Theft or dishonesty in the conduct of the Company's business.

                  (iii) Willful neglect or negligence in the management of the Company's business.

                  (iv)  Conviction of a crime involving moral turpitude.

    3.      Administration.

            (a) The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall consist of two or more non-employee directors. Eligibility requirements for members of the Committee shall comply with Rule 16(b)-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan.

            (b) The Company shall grant to employees chosen by the Committee to participate in the Plan Options under, and in accordance with, the provisions of the Plan. Each Option granted shall be evidenced by a stock option agreement in such form and containing such provisions not inconsistent with this Plan.

            (c) Without limiting the generality of the foregoing, the Committee shall have full and final authority in its discretion to interpret provisions of the Plan, to determine from time to time the individuals in the eligible group to whom the Options shall be granted and the number of shares to be covered by each proposed Option; to determine the purchase price of the shares covered by each Option and the time or times at which Options shall be granted; to interpret the Plan; to make, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the instruments by which Options shall be evidenced; and to make all other determinations necessary or advisable for the administration of the Plan.

    4. Eligibility. The persons eligible to participate in the Plan as recipients of Options shall include the employees of the Company or of any Subsidiary of the Company (hereinafter called "employees") The word "employees" does not include Directors of the Company as such, but does include Directors of the Company who are otherwise employed by the Company. Nothing contained in this Plan, nor in any Option granted pursuant to the Plan, shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary nor limit in any way the right of the Company or any Subsidiary to terminate his employment at any time.

    5.      Shares Subject to the Plan.

            (a) The shares to be granted and delivered by the Company upon exercise of options granted under this Plan are shares of Common Stock, which may be either authorized but unissued shares or treasury shares, in the discretion of the Committee.

            (b) The aggregate number of shares of the Common Stock which may be granted under this Plan shall not exceed 14,025,702 shares; subject, however, to the adjustment provided in Paragraph 9 hereof in the event of stock splits, stock dividends, exchanges of shares, or the like occurring after the Effective Date. No stock option may be granted under this Plan which could cause such maximum limit to be exceeded.

            (c) Shares covered by an option which is no longer exercisable with respect to such shares shall again be available for grant of Options under this Plan.

    6. Terms of Options. The Options granted under this Plan shall contain the following terms and conditions:

            (a) Option Price. The Option price per share of Common Stock shall be equal to the Fair Market Value of the Company's Common Stock on the date of the issuance of such Option.

            (b) Time and Issuance of Options. From time to time the Committee shall select from among those who are then eligible, the individuals to whom Options shall be granted and shall determine the number of shares to be covered by each Option. Each individual thus selected shall, at such time as the Committee shall determine, be granted an Option with respect to the number of shares of Common Stock thus determined. The recommendation or selection of an employee as a participant in any grant of Options under the Plan shall not be deemed to entitle the employee to such Option prior to the time when it shall be granted by the Committee; and the granting of any Option under the Plan shall not be deemed either to entitle such employee to, or to disqualify such employee from, any participation in any other grant of Options under the Plan. In making any determination as to individuals to whom Options shall be granted and as to the number of shares to be covered by such Options, the Committee shall take into account the duties of the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan.

            (c) Period Within Which Option May be Exercised. Each Option granted under the Plan shall specify the period for which the Option thereunder is granted and shall provide that the Option shall expire at the end of such period.

            (d) Transferability. The Committee shall determine whether Options granted under this Plan may be assigned or transferred by the Optionee and, if an option is transferable, the Committee shall be authorized to restrict transferability to certain persons or classes of persons. In the event of death of an Optionee, Options shall be transferable by will or by the laws of descent and distribution.

            (e) Amendment of the Option. Material amendments to an outstanding Option require approval by the Committee and must be agreed upon by the Optionee.

            (f) Termination of Service. In the event an Optionee's employment with the Company is terminated, then the Optionee shall have the following time periods within which to exercise unexercised options or portions thereof held by such Optionee in the following described circumstances:

                  (i) Exercise in the Event of Death or Disability. If an Optionee shall die (i) while an employee of the Company or of a Subsidiary or
(ii) within 90 days after termination of his employment with the Company or a Subsidiary, other than for termination for Just Cause, his Option may be exercised, to the extent that the Optionee shall have been entitled to do so at the date of his termination of employment, by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time, or from time to time, for a period of one year after the date of the Optionee's death, but in no event later than the expiration date. In the event an Optionee's employment with the Company is terminated as a result of Disability, the Optionee may exercise options, to the extent the Optionee was entitled to do so at the date of his termination of employment for a period of one year, but in no event later than the expiration date of the Option.

                  (ii) Exercise in the Event of Termination of Employment. If an Optionee's employment by the Company or a Subsidiary shall terminate for any reason other than Disability, Retirement, death or Just Cause, he may exercise his Option, to the extent that he may be entitled to do so at the date of the termination of his employment, at any time, or from time to time, for a period of 90 days after the date of termination, but in no event later than the expiration date of the Option. Whether authorized leave of absence for military or governmental service shall constitute termination of employment for purposes of this Plan shall be determined by the Committee.
In the event an Optionee's employment with the Company or any Subsidiary is terminated for Just Cause, the Option shall be terminated as of the date of the employee's termination and will no longer be exercisable.

                  (iii) Exercise in the Event of Retirement. If an Optionee ceases to be an employee by reason of Retirement, the former employee may exercise Options, to the extent the Optionee was entitled to do so at the date of termination at any time during the remaining life of the Option, but in no event later than the expiration date of the Option.

            (g) Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares covered by his Option until the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such stock certificate, except as provided in Section 9.

            (h) Partial Exercise. Unless otherwise provided in the option agreement, any exercise of an Option granted under this Plan may be made in whole or in part.

    7. Exercise of Options. The Committee expressly reserves the right to determine the manner in which Options may be exercised pursuant to this Plan. The Committee, in its discretion, may determine the manner of exercising Options as of the date of the Option grant and inform Optionees in the written agreement required under this Plan. The manner of exercising Options may vary from grant to grant, within the discretion of the Committee.

            An Option granted under this Plan may be exercised by written notice to the Company, signed by the Optionee, or by such other person as is entitled to exercise such Option. The notice of exercise shall be delivered to the Company at its principal office, shall state the number of shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the Option price for such shares in cash or certified check to the Company. Upon the exercise of an Option and full payment thereof, the Company shall deliver or cause to be delivered, as soon as practicable, to the Optionee exercising his Option a certificate or certificates for the number of shares of stock with respect to which the Option is so exercised. The shares of stock shall be registered in the name of the exercising Optionee or in such name jointly with him as he may direct in the written notice of exercise referred to in this paragraph. It shall be a condition to the obligation of the Company to issue or transfer shares of stock upon exercise of an Option by delivery of shares that the Optionee pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold Federal, state or local income or other taxes incurred by reason of the exercise of such Option or the transfer of shares thereupon. If the amount requested is not paid, the Company may refuse to issue or transfer shares of stock upon exercise of the Option. All shares purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

    8. Previously Granted Options. As of the Effective Date, Options to purchase a total of 9,871,529 shares have been granted to approximately 5,700 employees and directors hereunder. Such Options shall remain outstanding and effective after the Effective Date and shall be subject to all terms and conditions of this Plan as herein amended and restated with respect to such outstanding Options and such terms and conditions as may be set forth in the relevant stock option agreements. If the terms and conditions of any stock option agreements granted prior to the Effective Date are different from this Plan, the terms and conditions contained in such option agreements shall remain effective. Hereafter, the Plan and the relevant stock option agreements granted hereunder shall govern all option grants.

    9. Adjustments to Reflect Capital Changes. The following adjustments shall be made to reflect changes in the capitalization of the Company:

            (a) Recapitalization. The number and kind of shares subject to outstanding Options, the exercise price for such shares, and the number and kind of shares available for Options subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Options outstanding under the Plan. The Committee shall have the power to determine the amount of the adjustment to be made in each case.

            (b) Certain Reorganizations. After any reorganization, merger or consolidation in which the Company is not the surviving corporation, each Optionee shall, at no additional cost, be entitled to exercise all of his Options, whether vested or not, and upon any exercise of an Option to receive (subject to any required action by shareholders), in lieu of the number of shares of the Common Stock exercisable pursuant to such Option, the number and class of shares of stock or other securities to which such Optionee would have been entitled pursuant to the terms of the reorganization, merger or consolidation had such Optionee been the holder of record of a number of shares of stock equal to the total number of shares covered by such Option. Comparable rights shall accrue to each Optionee in the event of successive reorganizations, mergers or consolidations of the character described above.

            (c) Acceleration. In the event of change of control as defined herein, any outstanding Options shall be immediately exercisable (without regard to any limitation imposed by the Plan or the Board at the time the Option was granted, which permits all or any part of the Option to be exercised only after the lapse of time), and will remain exercisable until the expiration date of the Options.

                  (i) A "change of control" shall be deemed to have occurred if:

                        (1) without prior approval of the Board, any "person" becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                        (2) without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board, the persons who were directors of the Company immediately prior to any of such transactions cease to constitute a majority of the Board or of the board of directors of any successor to the Company (except for resignations due to death, Disability or normal Retirement).

                  (ii) A person shall be deemed the "beneficial owner" of any securities:

                        (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                        (2) which such person or any of its Affiliates or Associates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(2) the right to vote pursuant to any agreement, arrangement or understanding; or

                        (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities.

                  (iii) A "person" shall mean any individual, firm, company, partnership, other entity or group.

                  (iv) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date the Plan is approved by the shareholders of the Company and becomes effective.

    10. Amendment and Termination of Plan. The Board may from time to time, with respect to any Common Stock on which Options have not been granted, suspend or discontinue the Plan or amend it in any respect whatsoever.

            This Plan is intended to comply with all applicable requirements of Rule 16b-3 or its successors under the 1934 Act, insofar as participants subject to Section 16 of that Act are concerned. To the extent any provision of the Plan does not so comply, the provision shall, to the extent permitted by law and deemed advisable by the Committee, be deemed null and void with respect to such participants.

    11. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon finding of bad faith. Upon the institution of any such action, suit or proceeding, a Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle it on his own behalf.

    12. Right to Receive Options. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any person any right to be granted an Option, or any other right hereunder, unless and until the Committee shall have granted such person an Option, and then his rights shall be only such as are prescribed in the instrument evidencing such Option.

    13. Company Responsibility. All expenses of this Plan, including the cost of maintaining records, shall be borne by the Company. The Company shall have no responsibility or liability (other than under applicable securities laws) for any act or thing done or left undone with respect to the price, time, quantity, or other conditions and circumstances of the purchase of shares under the terms of the Plan, so long as the Company acts in good faith.

    14. Securities Laws. The Board shall take all necessary or appropriate actions to ensure that all option issuances and all exercises thereof under this Plan are in full compliance with all Federal and state securities laws.

    15. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Optionee to exercise such option.

    16. Ratification of Shareholders. The Effective Date of the Plan shall be the date this Plan is adopted by the Board, subject to the subsequent ratification of the Board's adoption of this Plan by the vote of the holders of a majority of the outstanding shares of Common Stock of the Company at a meeting of such shareholders held within 12 months after such Effective Date.

                         CRACKER BARREL OLD COUNTRY STORE, INC.

    Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, November 26, 1996.

    The undersigned hereby appoints Dan W. Evins and Michael J. Zylstra and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc. to be held at the Company's offices located on Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 26, 1996, at 10:00 a.m., local time, and any adjournment thereof.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, FOR the proposed amendment to the Company's 1987 Stock Option Plan, FOR the selection of Deloitte & Touche LLP, AGAINST the linking of executive compensation to social issues and AGAINST the report on costs related to gay and lesbian issues.

                 (Please date and sign this proxy on the reverse side.)

    Unless you attend and vote in person, you MUST sign and return your proxy in order to have your shares voted at the meeting.

    Please mark your votes as indicated in this example. \X\

The Board of Directors recommends a vote "FOR" proposals (1), (2) and (3).

(1)   ELECTION OF DIRECTORS:

      \ \ FOR all nominees listed (except as indicated to the contrary below)

      \ \   WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees listed

            NOMINEES: J. Bradshaw, R. Dale, D.W. Evins, E. W. Evins, W. Heydel, R. Hilton, C. Jones, Jr., C. Lowe, Jr., B. Lowery,
            R. Magruder, G. Miller, M. Mitchell, and J. White

            (Instruction: To WITHHOLD AUTHORITY (ABSTAIN) to vote for any nominee, print that nominee's name in the space provided below.)

(2) To consider and vote upon the adoption of the Cracker Barrel Old Country Store Amended and Restated Stock Option Plan, to replace the Company's 1987 Stock Option Plan which will expire on June 25, 1997.

      \ \   FOR         \ \  AGAINST           \ \   ABSTAIN

(3) To approve the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1997.

      \ \   FOR         \ \  AGAINST           \ \   ABSTAIN

The Board of Directors recommends a vote "AGAINST" proposals (4) and (5).

(4) To vote on a shareholder proposal requesting that the Compensation and Stock Option committees link executive compensation to social issues.

      \ \   FOR         \ \  AGAINST           \ \  ABSTAIN

(5) To vote on a shareholder proposal requesting that the Board of Directors prepare a report ascertaining the costs incurred by the Company due to the alleged "continuing controversy" regarding its policies toward gay men and lesbians.

      \ \   FOR         \ \  AGAINST           \ \  ABSTAIN

(6) In their discretion, to transact such other business as may properly be brought before the meeting or any adjournment thereof.


Date ____________________ , 1996.           PLEASE SIGN HERE AND RETURN PROMPTLY



                                            Please sign exactly as your name
                                            appears at left.  If registered in
                                            the names of two or more persons,
                                            each should sign.  Executors,
                                            administrators, trustees, guardians,
                                            attorneys, and corporate officers
                                            should show their full titles.


If you have changed your address, please PRINT your new address on this line.